                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Sec. 240.14a-11(e) or Sec.240.14a-12

     (DATA PROCESSING RESOURCES CORPORATION)
     (Name of Registrant as Specified In Its Charter)

     (DATA PROCESSING RESOURCES CORPORATION)
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     DATA PROCESSING RESOURCES CORPORATION
                      4400 MACARTHUR BOULEVARD, SUITE 600
                        NEWPORT BEACH, CALIFORNIA 92660

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 20, 1999

                               ----------------

TO THE SHAREHOLDERS OF DATA PROCESSING RESOURCES CORPORATION:

  The 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting") of Data Processing Resources Corporation (the "Company" or "DPRC") will be held at 10:00 a.m., Pacific Time, on Wednesday, January 20, 1999 at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, for the following purposes:

    1. To elect five Directors of the Company to serve during the ensuing year and until their successors are elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending July 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the shareholders of record at the close of business on December 11, 1998 will be entitled to notice of and to vote at the 1998 Annual Meeting or any adjournment or postponement thereof.

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended July 31, 1998 is being mailed with this Notice but is not to be considered part of the proxy soliciting material.

                                          By Order of the Board of Directors

                                          MICHAEL A. PIRAINO
                                          Secretary

Newport Beach, California
December 16, 1998


 YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

  REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO MICHAEL A. PIRAINO, CORPORATE SECRETARY, AT THE OFFICES OF THE COMPANY, 4400 MACARTHUR BOULEVARD, SUITE 600, NEWPORT BEACH, CALIFORNIA 92660.

                     DATA PROCESSING RESOURCES CORPORATION
                      4400 MACARTHUR BOULEVARD, SUITE 600
                        NEWPORT BEACH, CALIFORNIA 92660

                               ----------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 20, 1999

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Data Processing Resources Corporation, a California corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting") to be held on Wednesday, January 20, 1999 at 10:00 a.m., Pacific Time at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, and any adjournment or postponement thereof. This Proxy Statement and the form of proxy to be utilized at the 1998 Annual Meeting were mailed or delivered to the shareholders of the Company on or about December 16, 1998.

MATTERS TO BE CONSIDERED

  The 1998 Annual Meeting has been called to (1) elect five Directors of the Company to serve during the ensuing year and until their successors are elected and qualified, (2) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending July 31, 1999 ("fiscal 1999") and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE AND VOTING

  The Board has fixed the close of business on December 11, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the 1998 Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 11,988,582 shares of the Company's common stock (the "Common Stock").

QUORUM AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the 1998 Annual Meeting. As to all matters, each shareholder is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Director nominees who receive the greatest number of votes at the 1998 Annual Meeting will be elected to the Board of the Company. Shareholders are not entitled to cumulate votes. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of Directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  All proxies which are properly completed, signed and returned prior to the 1998 Annual Meeting will be voted. Any proxy given by a shareholder may be revoked at any time before it is exercised, by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the shareholder attending the 1998 Annual Meeting and voting his or her shares in person.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 23, 1998 by: (i) each person (or group or affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's Directors and nominee Directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) the Company's Directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                  AMOUNT OF SHARES
      NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED PERCENTAGE
      ------------------------------------       ------------------ ----------
Mary Ellen Weaver(1)(2).........................     2,137,150        17.8%
David M. Connell(1)(3)..........................       175,200         1.4%
Michael A. Piraino(1)(4)........................        54,357           *
Richard E. Earley(1)(5).........................        77,053           *
James A. Adams (1)..............................           --            *
J. Christopher Lewis............................       100,000           *
 c/o Riordan, Lewis & Haden
 300 S. Grand Avenue, 29th Floor,
 Los Angeles, California 90071
Patrick C. Haden................................        80,000           *
 c/o Riordan, Lewis & Haden
 300 S. Grand Avenue, 29th Floor,
 Los Angeles, California 90071
Christopher W. Lancashire(6)....................       747,782         6.3%
 c/o Computec International Strategic Resources,
  Inc.
 801 North Brand Boulevard, Suite 650
 Glendale, California 91203
Richard J. Riordan(7)...........................     1,000,000         8.4%
 200 Spring Street
 Los Angeles, California 90012
The Equitable Companies Incorporated(8).........     1,010,800         8.5%
 1290 Avenue of the Americas
 New York, New York 10104
Thomas G. Carlisle(9)...........................           --            *
 c/o Systems & Programming Consultants, Inc.
 212 Tryon Street, Suite 700
 Charlotte, North Carolina 28281
All directors, nominee directors and executive
 officers as a group (9 persons)................     3,371,542        27.8%

--------
*  Less than 1%.

(1) The address of such persons is c/o Data Processing Resources Corporation, 4400 MacArthur Blvd., Suite 600, Newport Beach, CA 92660.

(2) Includes 54,000 shares issuable upon exercise of options which are exercisable as of, or will become exercisable within 60 days of, November 23, 1998.

(3) Represents shares issuable upon exercise of options which are exercisable as of, or will become exercisable within 60 days of, November 23, 1998.

(4) Includes 52,500 shares issuable upon exercise of options which are exercisable as of, or will become exercisable within 60 days of, November 23, 1998.

(5) Includes 76,750 shares issuable upon exercise of options which are exercisable as of, or will become exercisable within 60 days of, November 23, 1998.

(6) Includes 408,891 shares owned by Mr. Lancashire's spouse.

(7) The information presented is based upon information filed with the Securities and Exchange Commission on Schedule 13G by the shareholder on November 2, 1998.

(8) The number listed represents shares of Common Stock beneficially owned by a group consisting of The Equitable Companies Incorporated, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA-UAP. Such shares of Common Stock are held by Alliance Capital Management L.P., a subsidiary of The Equitable Companies Incorporated.

(9) The Company has entered into an Agreement and Plan of Merger, dated as of June 16, 1998, as amended October 13, 1998 and October 20, 1998, by and among the Company, DPRC Acquisition Corp., a North Carolina corporation and wholly owned subsidiary of the Company, Systems & Programming Consultants, Inc. ("SPC"), and certain shareholders of SPC, pursuant to which, among other things, DPRC Acquisition Corp. will be merged with and into SPC, with SPC surviving as a wholly-owned subsidiary of the Company. This transaction is anticipated to close during the week of December 21, 1998 if approved by the shareholders of DPRC and SPC and satisfaction or waiver of the other conditions to closing. Assuming that 6.04 shares of the Company's Common Stock will be issued in the Merger for each share of Common Stock of SPC, Mr. Carlisle will beneficially own 1,088,426 shares of Common Stock of the Company. Of such number: (i) 350,006 shares are purchasable under a fully vested stock option (options to purchase 287,419 shares are exercisable at any time until December 15, 2006 at a price of approximately $4.14 per share and options to purchase 62,587 shares are exercisable at any time until December 8, 2007 at a price of approximately $7.39 per share), (ii) 75,892 shares are held of record by SPC Stock Bonus Plan for the benefit of Thomas Carlisle and (iii) 110,399 shares are held of record by TEC Investments Limited Partnership in which Mr. Carlisle is a general partner and may be deemed to be a beneficial owner of the shares held by such entity. See "Certain Transactions."

                       PROPOSAL 1--ELECTION OF DIRECTORS

  Five Directors are to be elected at the 1998 Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies covering shares of Common Stock will be voted in favor of the election of the persons listed below. In the event that any nominee for election as Director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a Director or nominee except that the Company is contractually obligated to nominate Mr. Carlisle as a Director for the 1998 Annual Meeting. See "Certain Transactions." None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO BOARD OF DIRECTORS

  Information is set forth below concerning the incumbent Directors and nominees to the Board of Directors, and the year in which each incumbent Director was first elected as a Director of the Company. All of the incumbent Directors, except Mr. Lancashire, are also nominees for election as Directors. Each nominee has furnished the information as to his or her beneficial ownership of Common Stock as of November 23, 1998 and, if not employed by the Company, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for Director and has agreed to serve as a Director if elected. Ages are shown as of November 23, 1998.

                                      POSITION WITH THE COMPANY OR    DIRECTOR
               NAME             AGE       PRINCIPAL OCCUPATION         SINCE
               ----             ---   ----------------------------    --------
   Mary Ellen Weaver...........  47 Chairman of the Board, Chief        1985
                                     Executive Officer and Director
                                    President, Chief Operating
   David M. Connell............  54 Officer and Director                1995
   J. Christopher Lewis(1)(2)..  42 Director                            1995
   Patrick C. Haden(1)(2)......  45 Director                            1997
   Christopher W. Lancashire...  59 Director                            1997
   Thomas G. Carlisle(3).......  49 Nominee Director                     --

--------
(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

(3) The Company is contractually obligated to nominate Mr. Carlisle as a Director of the Company in accordance with the Agreement and Plan of Merger, dated as of June 16, 1998, as amended October 13, 1998 and October 20, 1998, by and among the Company, DPRC Acquisition Corp., Systems & Programming Consultants, Inc. ("SPC") and certain shareholders of SPC, pursuant to which, among other things, DPRC Acquisition Corp. will be merged with and into SPC, with SPC surviving as a wholly-owned subsidiary of the Company. This transaction is anticipated to close during the week of December 21, 1998 if approved by the shareholders of DPRC and SPC and satisfaction or waiver of the other conditions to closing.

  Mary Ellen Weaver has served as Chairman of the Board and Chief Executive Officer of the Company since February 1994 and served as President of the Company from May 1989 to September 1994. Ms. Weaver also served as Chief Financial Officer of the Company from December 1989 to February 1994 and as Vice President from 1985 to May 1989. Ms. Weaver has been a director of the Company since September 1985. Prior to joining the Company, Ms. Weaver was employed by XXCAL, Inc., EG&G, Inc. and Thomas Temporaries.

  David M. Connell has served as President and Chief Operating Officer of the Company since September 1994 and as Director since March 1995. From October 1993 to September 1994, Mr. Connell provided consulting services to the Company. Prior to his service with the Company, Mr. Connell was engaged by Welsh, Carson, Anderson & Stowe, an investment fund which specializes in acquiring information services companies and healthcare companies, to manage the following portfolio companies: from June 1990 to July 1993, Mr. Connell served as Chairman and Chief Executive Officer of Specialized Mortgage Services, Inc., an information services company; from 1988 to 1990, he served as Chairman and Chief Executive Officer of Wold Communications, Inc., which became Keystone Communication, Inc. as a result of a merger with Bonneville Satellite Communications, Inc.; and from 1985 to 1988, Mr. Connell served as Chairman and Chief Executive Officer of a systems integration subsidiary of Decision Data Computer Corporation. In each of these three prior positions, Mr. Connell formulated and implemented merger and acquisition growth strategies for the companies in addition to being responsible for overall operations.

  J. Christopher Lewis was elected a Director of the Company in March 1995. Since 1982, Mr. Lewis has been a general partner of RLH, a Los Angeles based partnership which invests equity in high-growth, middle-market companies. Mr. Lewis also serves as a Director of California Beach Restaurants, Inc., Tetra Tech, Inc. ("Tetra Tech"), PIA Merchandising Services, Inc. ("PIA"), SM&A Corporation and several private companies.

  Patrick C. Haden became a member of the Board of Directors of the Company in June 1997. Since 1987, Mr. Haden has been a general partner of RLH, a Los Angeles based partnership which invests equity in high-growth, middle-market companies. Mr. Haden also serves as a director of Tetra Tech, PIA and several private companies.

  Christopher W. Lancashire became a member of the Board of Directors of the Company in June 1997. Since 1992, Mr. Lancashire has served as President and Chief Executive Officer of Computec International Strategic Resources, Inc. ("Computec"), a wholly-owned subsidiary of the Company, acquired by the Company in April 1997. Mr. Lancashire serves as a Director of MQ Tech, a specialist information technology consulting company.

  Thomas G. Carlisle has served as a director and the President of Systems & Programming Consultants, Inc. ("SPC") since he co-founded SPC in January 1980. In addition to serving as the President of SPC, Mr. Carlisle initially worked as a systems consultant, doing design and development projects, and later worked as a project manager at various clients of SPC. Prior to the formation of SPC in 1980, Mr. Carlisle worked for Springs Industries, first as a programmer/analyst, then as a manager and a consultant. On December 29, 1994, SPC filed a voluntary petition for bankruptcy relief under Chapter 11 of the United States Bankruptcy Code. In May 1995, SPC sold its major proprietary software product and discontinued its solutions division, which was established in 1990 to develop proprietary software products for the financial institution and publishing markets. The capital expenditures made to develop these products exhausted SPC's cash resources before an adequate revenue stream could be achieved from the sale of the software. On October 6, 1995 SPC's plan of reorganization was confirmed and the case was closed by order of the court dated May 16, 1996. Mr. Carlisle was a director and executive officer of SPC during this time.

                            THE BOARD OF DIRECTORS

COMMITTEES

  The standing committees of the Board are the Audit Committee (the "Audit Committee") and the Compensation Committee (the "Compensation Committee"). The Audit Committee, which during fiscal 1998 consisted of Mr. Lewis and Mr. Haden, met two times during the fiscal year ended July 31, 1998 ("fiscal 1998"). The Compensation Committee, which during fiscal 1998 consisted of Mr. Lewis and Mr. Haden, met two times during fiscal 1998.

  The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and results of the audit; approves the professional services provided by the independent public accountants; reviews the independence of the independent public accountants; and reviews the adequacy and effectiveness of the Company's internal accounting controls.

  The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1994 Stock Option Plan. See "Report of the Compensation Committee of the Board of Directors."

MEETINGS AND REMUNERATION

  During fiscal 1998, the Board held four meetings and took various actions by written consent. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during fiscal 1998 (or during the period within which such individual was a Director) and
(ii) the total number of meetings held by all committees of the Board during fiscal 1998 (or during the period within which such individual was a Director or member of such committee of the Board).

  Each Director is elected to hold office until the next annual meeting of shareholders and until his respective successor is elected and qualified. Directors who are employees or officers of the Company do not receive compensation for service on the Board or any committee of the Board. Each Director of the Company who is not an officer or employee of the Company or a subsidiary of the Company is entitled to receive $1,200 for each meeting of the Board attended by such Director. Mr. Haden and Mr. Lewis have waived the right to receive such compensation. In addition, Directors of the Company are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the Board.

            EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

  Set forth in the table below are the names, ages (as of November 23, 1998) and current offices held by all executive officers of the Company.

                                                                     EXECUTIVE
                                                                      OFFICER
             NAME           AGE      POSITION WITH THE COMPANY         SINCE
             ----           ---      -------------------------       ---------
   Mary Ellen Weaver.......  47 Chairman of the Board, Chief           1985
                                 Executive Officer and Director
                                President, Chief Operating Officer
   David M. Connell........  54 and Director                           1994
                                Executive Vice President and
   Michael A. Piraino......  45 Secretary                              1996
   Richard E. Earley.......  53 Senior Vice President, Marketing       1996
                                Vice President and Chief Financial
   James A. Adams..........  38 Officer                                1998

  Executive officers of the Company are elected by and serve at the discretion of the Board. Each of the executive officers has entered into an employee agreement with the Company. See "Employee Agreements." None of the executive officers has any family relationship to any nominee for Director or to any other executive officer of the Company. Set forth below is a brief description of the business experience for the previous five years of all executive officers except Ms. Weaver and Mr. Connell. See "Information Concerning Incumbent Directors and Nominees to Board of Directors."

  Michael A. Piraino joined the Company as Senior Vice President and Chief Financial Officer in January 1996 and has served as its Executive Vice President since February 1998. Prior to joining the Company, Mr. Piraino had served as Executive Vice President, Director and Chief Development Officer of Imagyn Medical Technologies, Inc. (formerly known as Urohealth Systems, Inc.) from October 1994. From July 1993 to October 1994, Mr. Piraino served as Senior Vice President and Chief Financial Officer of Syncor International Corporation. Mr. Piraino served as Senior Vice President and Chief Financial Officer of Total Pharmaceutical Care, Inc. from May 1989 to June 1993. Prior to May 1989, Mr. Piraino held executive officer positions with Lorimar Home Video and Winn Enterprises. Mr. Piraino began his career with a national accounting firm. He is a certified public accountant.

  Richard E. Earley joined the Company as Senior Vice President, Sales and Marketing in March 1996. Prior to joining the Company, since February 1992, Mr. Earley served as the General Manager of the National Business Unit of DRT Systems International, a subsidiary of Deloitte & Touche LLP which provides data processing consulting services. From September 1988 to January 1992, Mr. Earley served as Chief Operating Officer for Unitech Systems, a utility software firm. From February 1980 to September 1988, Mr. Earley served as Senior Vice President of Cap Gemini America and its predecessor, a data processing consulting firm.

  James A. Adams joined the Company as Vice President and Chief Financial Officer of the Company in June 1998. Prior to joining the Company, Mr. Adams served as Vice President and Chief Financial Officer of MaterniCare, Inc. from February 1997. From February 1994 to February 1997, Mr. Adams served as Vice President of Finance for Apria Healthcare, Inc. and one of its predecessor companies Abbey Healthcare, Inc. From May 1989 to February 1994 Mr. Adams served as Controller for Hofman Restaurants. Prior to May 1989, Mr. Adams held financial positions with The Restaurant Enterprises Group and Rockwell International. Mr. Adams began his career with the national accounting firm of Ernst & Young, LLP and is a certified public accountant.

COMPENSATION

  The following table sets forth all compensation for services rendered to the Company in all capacities for each of the fiscal years in the three year period ended July 31, 1998 by the Chief Executive Officer and each person serving as an executive officer of the Company at July 31, 1998 whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                          ANNUAL COMPENSATION        COMPENSATION
                                   ---------------------------------    AWARDS
                                                      OTHER ANNUAL    SECURITIES     ALL OTHER
                                   SALARY(1)  BONUS  COMPENSATION(2)  UNDERLYING  COMPENSATION(3)
NAME AND PRINCIPAL POSITIONS  YEAR    ($)      ($)         ($)        OPTIONS(#)        ($)
----------------------------  ---- --------- ------- --------------- ------------ ---------------
Mary Ellen Weaver........     1998  225,000  235,000          --           --           --
 Chairman of the Board
  and                         1997  125,000  196,000          --        54,000          --
 Chief Executive Officer      1996  225,000   27,000          --           --           --
David M. Connell.........     1998  225,000  175,000    2,577,080       30,000          --
 President and                1997  174,000  141,000      823,313       32,000          --
 Chief Operating Officer      1996  174,000   38,920          --        25,000          --
Michael A. Piraino.......     1998  182,292  155,000      568,750       25,000          --
 Executive Vice President
  and                         1997  159,626  113,000      156,250       28,000          --
 Secretary                    1996   80,774   12,000          --        80,000          --
Richard E. Earley........     1998  155,775   82,500       77,500       15,000          --
 Senior Vice President,
  Marketing                   1997  150,000   38,000          --        23,000          --
                              1996   58,850      --           --        80,000          --

--------
(1) Amounts shown include compensation earned by executive officers as well as amounts deferred at the election of those officers.

(2) Represents the dollar value between the exercise price of options for Common Stock granted to the Named Executive Officer and the fair market value of such Common Stock on the date of exercise.

(3) The aggregate amount of all other compensation does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for each such officer.

EMPLOYMENT AGREEMENTS

  Ms. Weaver has a four-year employment agreement which terminates on July 31, 1999. Ms. Weaver's employment agreement was amended to reduce her base salary to $125,000 per year from $225,000 effective August 5, 1996 and to increase her base salary to $225,000 per year effective August 1, 1997. Ms. Weaver also receives an annual incentive bonus of up to $225,000. Effective September 2, 1997, Ms. Weaver's employment agreement was amended to provide that payment of her incentive bonus will be based primarily on the achievement of certain financial goals to be established by the Board of Directors. The Company may terminate Ms. Weaver's employment with or without cause. In the event her employment is terminated without cause, Ms. Weaver is entitled to receive her base salary and certain benefits for up to 24 months and is entitled to receive a prorated incentive bonus through the date of termination. Ms. Weaver's employment agreement also includes certain non-competition agreements, confidentiality agreements and indemnification agreements.

  Mr. Connell also has a four-year employment agreement which terminates on July 31, 1999. Effective August 1, 1997, Mr. Connell's employment agreement was amended to increase his base salary to $225,000 per year. Mr. Connell is also able to earn an incentive bonus of up to 100% of his base salary under an incentive plan based primarily on the achievement of specified financial objectives. In the event Mr. Connell's employment is terminated without cause, he is entitled to receive his base salary and certain benefits for up to 18 months and a prorated incentive bonus through the date of termination. Effective January 15, 1996, Mr. Connell was granted an option to purchase 25,000 shares of Common Stock under the Company's 1994 Stock Option Plan. The option has an exercise price of $9.00 per share and vests over four years, with 25% vesting on the first anniversary of the date of grant, and the remainder vesting in 12 equal quarterly installments over the following three years. Mr. Connell was previously and subsequently granted additional stock options. See "--Fiscal Year-End Option Values" for the total number of unexercised options held by Mr. Connell.

  Mr. Piraino has a two-year employment agreement which terminates on February 28, 2000. Effective March 1, 1998, Mr. Piraino's employment agreement was amended to increase his base salary to $192,500 per year. Mr. Piraino's employment agreement also provides for an incentive plan under which he is able to earn up to 100% of his base salary. In the event of termination without cause, Mr. Piraino is entitled to receive his base salary, the pro-rated bonus under the incentive plan to which he was entitled during employment, and certain benefits for up to twelve months. Effective January 15, 1996, Mr. Piraino was granted an option to purchase 80,000 shares of Common Stock under the Company's 1994 Stock Option Plan. The option has an exercise price of $9.00 per share and vests over four years, with 25% vesting on the first anniversary of the date of grant, and the remainder vesting in 12 equal quarterly installments over the following three years. Since this initial grant, Mr. Piraino was granted additional stock options. See "--Fiscal Year-End Option Values" for the total number of unexercised options held by Mr. Piraino.

  Mr. Earley has an employment arrangement with the Company which provides for a base salary of $165,000 and an incentive plan identical to Mr. Connell's under which he is able to earn up to 100% of his base salary. In addition, Mr. Earley will be entitled to receive a bonus based on his achievement of certain goals. In the event of termination without cause, Mr. Earley is entitled to receive his base salary and certain benefits for up to six months. Mr. Earley was granted an option to purchase 80,000 shares of Common Stock under the Company's 1994 Stock Option Plan effective March 5, 1996. The option has an exercise price of $14.00 and vests over four years, with 25% vesting on the first anniversary of the date of grant, and the remainder vesting in 12 equal quarterly installments over the following three years. Since this initial grant, Mr. Earley was granted additional stock options. See "--Fiscal Year-End Option Values" for the total number of unexercised options held by Mr. Earley.

  Mr. Adams has an employment agreement which terminates on June 1, 1999 and provides for a base salary of $150,000 and an incentive plan under which he is able to earn up to 50% of his base salary based primarily on the achievement of specified financial objectives. In the event of termination without cause, Mr. Adams is entitled to receive his base salary, the pro-rated bonus under the incentive plan to which he was entitled during employment, and certain benefits for up to six months. Mr. Adams was granted an option to purchase 30,000 shares of Common Stock on June 2, 1998 under the Company's 1994 Stock Option Plan. The option has an exercise price of $29.125 and vests over four years, with 25% vesting on the first anniversary date of the grant, and the remainder vesting in 12 equal quarterly installments over the following three years. In addition, Mr. Adams' employment agreement provides that he will be granted an option to purchase an additional 20,000 shares upon the achievement of certain performance objectives.

STOCK OPTIONS

  The following table sets forth information concerning each grant of stock options made during fiscal 1998 to each of the Named Executive Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                               OPTION TERM(1)
                         -----------------------------------------------            -----------------------
                                             PERCENT OF
                                            TOTAL OPTIONS
                          NUMBER OF SHARES   GRANTED TO
                         UNDERLYING OPTIONS EMPLOYEES IN  EXERCISE PRICE EXPIRATION
          NAME                GRANTED          PERIOD       PER SHARE       DATE        5%         10%
          ----           ------------------ ------------- -------------- ---------- ---------- ------------
Mary Ellen Weaver.......          --             --              --          --            --           --
David M. Connell........       30,000(2)(3)      7.4%         $22.25      10/30/07  $  419,787 $  1,063,823
Michael A. Piraino......       25,000(2)(4)      6.2%         $22.25      10/30/07  $  349,823 $    886,519
Richard E. Earley.......       15,000(2)(3)      3.7%         $22.25      10/30/07  $  209,894 $    531,912

--------
(1) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option.

(2) The options vest over a four-year period with 25% becoming exercisable on October 31, 1998 and the remaining 75% vesting in equal quarterly installments thereafter over the three years ending October 31, 2001.

(3) The options become immediately exercisable upon the sale or other transfer of substantially all of the Company's assets, a merger or consolidation in which the Company is not the consolidated or surviving corporation or any acquisition of 35% or more of the outstanding shares of Common Stock of the Company by any person.

(4) The options become immediately exercisable upon (i) the sale, lease, exchange or other transfer of substantially all of the Company's assets,
    (ii) a merger or consolidation in which the Company is not the continuing or surviving corporation or in which substantially all of the outstanding shares of Common Stock of the Company are converted to cash, other property or securities of another corporation, and in either case, where the shareholders of the Company do not own at least 50% of the voting power of the surviving corporation or parent of the surviving corporation,
    (iii) any acquisition of 35% or more of the outstanding shares of Common Stock of the Company by any person, (iv) the approval by the shareholders of any plan for the liquidation or dissolution of the Company, (v) a majority of the Board of Directors of the Company shall cease to be, during any period of two consecutive years, persons who were members of the Board at the beginning of such period, together with other persons whose nomination was approved by at least two-thirds of such directors, or
    (vi) any change of control which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, regardless of whether the Company is subject to the reporting requirement at such time.

  The following table sets forth the number and value as of July 31, 1998 of shares underlying unexercised options held by each of the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SHARES                VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                          OPTIONS AS OF JULY 31, 1998        AS OF JULY 31, 1998(1)($)
                          -------------------------------    -------------------------
NAME                      EXERCISABLE      UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                      -----------      --------------    ----------- -------------
Mary Ellen Weaver(2)....      40,500           13,500        $  647,798   $  215,933
David M. Connell(3)(4)..     157,072           49,128        $4,489,082   $  693,451
Michael A. Piraino(5)...      29,750           64,750        $  556,254   $1,116,689
Richard E.
 Earley(3)(6)...........      57,250           55,750        $1,030,914   $  911,971

--------
(1) Based on the fair market value (the closing price for the Company's Common Stock as reported on the Nasdaq National Market as of July 31, 1998, ($32.875 per share)), less the exercise price payable upon exercise of such options.

(2) All of the options granted to Ms. Weaver vest over a two-year period in eight equal quarterly installments beginning on February 26, 1997 and ending on November 26, 1998.

(3) The options become immediately exercisable upon the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the consolidated or surviving corporation or any acquisition of 35% or more of the outstanding shares of Common Stock by any person.

(4) 119,200 of the options granted to Mr. Connell are subject to vesting over a three and one-half year period. Of such options, 25% became exercisable on March 1, 1995 and the remaining 75% vest in equal quarterly installments thereafter over the three years ending March 1, 1998. 25,000 of the options granted to Mr. Connell vest over a four-year period with 25% exercisable on January 15, 1997 and the remaining 75% vesting in equal quarterly installments thereafter over the three years ending January 15, 2000. 28,000 of the options granted to Mr. Connell vest over a two-year period in eight equal quarterly installments beginning on February 26, 1997 and ending on November 26, 1998. 4,000 of the options granted to Mr. Connell vest over a four-year period with 25% exercisable on March 25, 1998 and the remaining 75% vesting in equal quarterly installments thereafter over the three years ending March 25, 2001. The remaining 30,000 options granted to Mr. Connell vest as set forth in the Option Grants in Last Fiscal Year Table above.

(5) 24,000 of the options granted to Mr. Piraino vest over a two-year period in eight equal quarterly installments beginning on February 26, 1997 and ending on November 26, 1998. 4,000 of the options granted to Mr. Piraino vest over a four-year period with 25% exercisable on March 25, 1998 and the remaining 75% vesting in equal quarterly installments thereafter over the three years ending March 25, 2001. 25,000 options granted to Mr. Piraino vest as set forth in the Option Grants in Last Fiscal Year Table above. The remaining 40,500 options granted to Mr. Piraino vest as set forth in "--Employment Agreements." The options become immediately exercisable upon (i) the sale, lease, exchange or other transfer of substantially all of the Company's assets, (ii) a merger or consolidation in which the Company is not the continuing or surviving corporation or in which substantially all of the outstanding shares of Common Stock of the Company are converted to cash, other property or securities of another corporation, and in either case, where the shareholders of the Company do not own at least 50% of the voting power of the surviving corporation or parent of the surviving corporation, (iii) any acquisition of 35% or more of the outstanding shares of Common Stock of the Company by any person,
    (iv) the approval by the shareholders of any plan for the liquidation or dissolution of the Company, (v) a majority of the Board of Directors of the Company shall cease to be, during any period of two consecutive years, persons who were members of the Board at the beginning of such period, together with other persons whose nomination was approved by at least two-thirds of such directors, or (vi) any change of control which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, regardless of whether the Company is subject to the reporting requirement at such time.

(6) 23,000 of the options granted to Mr. Earley vest over a two-year period in eight equal quarterly installments beginning on February 26, 1997 and ending on November 26, 1998. 15,000 options granted to Mr. Earley vest as set forth in the Option Grants in Last Fiscal Year Table above. The remaining 75,000 options granted to Mr. Earley vest as set forth in "-- Employment Agreements."

1994 STOCK OPTION PLAN

  The Company's 1994 Stock Option Plan (the "1994 Plan") permits option grants to employees, directors, officers and consultants of the Company in order to further the growth, development and financial success of the Company. The 1994 Plan provides for the grant of incentive stock options and non-statutory stock options. The Company has reserved, subject to shareholder approval at the Special Meeting of Shareholders of Company on December 21, 1998, 3,000,000 shares of Common Stock for issuance upon the exercise of options granted under the 1994 Plan. The 1994 Plan is administered by the Compensation Committee of the Board of the Company. The Compensation Committee has discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, and the vesting schedule to be in effect for the option grant. The maximum term of options granted under the 1994 Plan is ten years, subject to earlier termination following an optionee's cessation of service with the Company. Options granted under the 1994 Plan are non-transferable and generally expire 90 days after the termination of an optionee's service to the Company. If a holder of an option is permanently disabled or dies during his or her service to the Company, such option generally may be exercised up to one year (90 days for death) following such disability or death. Subject to certain restrictions, the Board may amend or modify the 1994 Plan at any time. The 1994 Plan will terminate on December 31, 2004, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

  On October 1, 1996, the Company adopted an Employee Stock Purchase Plan, as amended ("Purchase Plan") which was approved by the shareholders on December 17, 1996. The Purchase Plan allows employees of the Company to purchase Common Stock, without having to pay any commissions on the purchases. The maximum amount that any employee can contribute to the Purchase Plan per quarter is $6,250, and the total number of shares which are reserved by the Company for purchase under the Purchase Plan is 250,000 of which 186,260 shares were available for purchase as of July 31, 1998.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by California law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director or officer of the Company. The Company is also required to advance to such director or officer expenses incurred in defending any such proceeding, to the maximum extent permitted by such law. The Company's Bylaws also provide that the Board, in its discretion, may provide for indemnification of or advance of expenses to other agents of the Company. The Company is also authorized under its Articles of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents, and indemnification agreements were entered into with all of the Company's certain officers and directors prior to the completion of the Company's initial public offering which closed on March 11, 1996 (the "Public Offering"). The Company has purchased liability insurance covering its directors and officers.

  In addition, the Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages will be eliminated to the fullest extent permissible under California law. This provision in the Articles of Incorporation does not eliminate a director's duty of care to the Company, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief would remain available under California law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  To the extent the Board or the shareholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Articles of Incorporation or Bylaws, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

  There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee was established prior to the beginning of fiscal 1997 and during fiscal 1998 consisted of Mr. Lewis and Mr. Haden. Neither Mr. Lewis nor Mr. Haden was at any time during fiscal 1997 or fiscal 1998 or at any other time an officer or employee of the Company. There are no compensation committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or Board members of such other entities.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board during fiscal 1998 was comprised of Mr. Lewis and Mr. Haden, two non-employee directors, that administered the Company's executive compensation programs and policies. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment. The programs are intended to support the goal of increasing shareholder value while facilitating the business strategies and long-range plans of the Company.

  The following is the Compensation Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1998.

COMPENSATION POLICY AND PHILOSOPHY

  The Company's executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers; and (ii) based on the belief that the interests of the executives should be closely aligned with the Company's shareholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance and on the achievement of specified performance objectives set forth in the Company's financial plan for such fiscal year and
(ii) stock options through the 1994 Plan. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's shareholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides company executives with short term rewards for success in operations, and that long term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long term performance and success of the Company. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

  The Board believes that leadership and motivation of the Company's employees are critical to achieving the objective of becoming a leader in information technology staffing in the United States. The Compensation Committee is responsible to the Board for ensuring that its executive officers are highly qualified and that they are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the shareholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term shareholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental shareholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

EXECUTIVE COMPENSATION COMPONENTS

  As discussed below, the Company's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

  Base Salary. For fiscal 1998, the Compensation Committee approved the base salaries of the executive officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and profitability of the Company in fiscal 1997, which is the most important factor, and (iii) individual performance reviews for fiscal 1997 for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its decisions subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

  Annual Incentive Bonuses. For fiscal 1998, annual incentive bonuses for the Chief Executive Officer and the other Named Executive Officers were based upon the following three components: (i) the Company's targeted net income and earnings per share estimates for fiscal 1998, and (ii) individual merit. The Compensation Committee predetermined performance goals based on the components described above, each executive officer's employment agreement sets forth certain target thresholds based on the Company's performance and corresponding target awards on an annual basis, and actual performance of the Company and the executive determines the percentage used to calculate the bonus at the end of the year with the size of the bonus varying between 0% and 100% of the target award. Target awards for each executive officer were set in relation to his/her base salary. On average, executive officer's actual bonuses were 82.2% of each executive's base salary for fiscal year 1998. See "Summary Compensation Table."

  Long Term Incentive Compensation. Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. Stock options covering 100,000 shares, net of cancellations, were granted to the executive officers of the Company and stock options covering 306,000 shares were granted, net of cancellations, to 112 other employees or directors of the Company, during fiscal 1998 under the Company's 1994 Plan. The number of options that each executive officer or employee was granted was based primarily on the executive's or employee's ability to influence the Company's long term growth and profitability. The Compensation Committee believes that option grants afford a desirable long term compensation method because they closely ally the interests of management with shareholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the 1994 Plan are designed to encourage longevity of employment with the Company and generally extend over a four-year period.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The Compensation Committee believes that Mary Ellen Weaver, the Company's Chief Executive Officer, provides valuable services to the Company and that her compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of her compensation should be based on Company performance. Ms. Weaver's annual base salary for fiscal 1998 was $225,000. The factors which the Compensation Committee considered in setting her annual base salary were her individual performance and pay practices of peer companies relating to executives of similar responsibility. The annual incentive bonus paid to Ms. Weaver for fiscal 1998 was $235,000. Such bonus was paid to Ms. Weaver for her performance and role in effectuating the Company's achievement of certain targeted earnings and growth estimates during fiscal 1998.

INTERNAL REVENUE CODE SECTION 162(M)

  Under Section 162 of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its shareholders.

                                          COMPENSATION COMMITTEE

                                          J. Christopher Lewis
                                          Patrick C. Haden

                              COMPANY PERFORMANCE

  The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S.) Index and a Company-constructed Peer Group (as defined below) for the period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company-constructed Peer Group Index includes the following companies: Ciber, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Computer Task Group, Incorporated, Keane, Inc., SCB Computer Technology, Inc., Whittman-Hart, Inc., Alternative Resources Corporation, Analysts International Corporation, Cotelligent Group, Inc., Renaissance Worldwide, Inc. and Metro Information Services, Inc. The peer group was selected by the Company with the assistance of an outside research consultant. The search was limited to publicly traded companies in the information technology or computer staffing business. Primary Standard Industrial Classification ("SIC") code was not the principal factor used in selecting the companies for the Peer Group Index. The Peer Group Index has been weighted for market capitalization at each data point.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG DATA PROCESSING RESOURCES CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                               AND A PEER GROUP


                                                Cumulative Total Return
                                           ---------------------------------
                                             3/6/96    7/96    7/97    7/98
DATA PROCESSING RESOURCES CORPORATION........100.00   128.57  163.84  234.82
PEER GROUP...................................100.00   110.89  241.59  294.85
NASDAQ STOCK MARKET (U.S.)...................100.00    99.58  146.95  173.49


     *ASSUMES $100 INVESTED ON MARCH 6, 1996 IN STOCK OR INDEX.
     TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING JULY 31.

                             CERTAIN TRANSACTIONS

  Two Directors of the Company, J. Christopher Lewis and Patrick C. Haden, and a beneficial owner of more than 5% of the shares of Common Stock of the Company, Richard J. Riordan, can require the Company to register the shares of Common Stock owned by them for resale at any time under both demand registration rights and piggyback registration rights. See "Security Ownership of Certain Beneficial Owners and Management."

  In fiscal 1994, one of the Company's larger clients desired to outsource its entire information systems department through an employee leasing arrangement which would not adversely affect the employment package for the personnel staffing such department. Because the Company does not provide such employee leasing services and was unable to provide a comparable employment package to consultants working for this company, a separate company, Information Technology Resources, Inc. ("ITR"), was formed by Mary Ellen Weaver, the Company's Chief Executive Officer, and certain other persons, including certain former employees of the client, with Ms. Weaver owning approximately 79.0% of the outstanding capital stock as of July 31, 1998. As a result of this arrangement, the Company provides certain management services to ITR to support its operations, for which the Company receives a management fee. Management fees earned by the Company were $360,000, $1,035,000 and $1,084,000 for the fiscal years ended 1998, 1997 and 1996, respectively. The management fees paid to DPRC have historically represented in excess of 90% of ITR's profit before such management fees. As part of the services provided to ITR, the Company from time to time makes advances to ITR to assist it with its working capital needs. ITR also contracts with the Company for technical consultants to meet its staffing needs. Revenues from the billing of technical consultants to ITR were $3,012,000, $3,460,000 and $4,974,000 for the fiscal years ended 1998, 1997 and 1996, respectively. The Company also had trade accounts receivable for technical consultants due from ITR of $154,000, $180,000 and $133,000 as of July 31, 1998, 1997 and 1996, respectively.
Management believes that the terms of DPRC's relationship with ITR, taken as a whole, are no less favorable to the Company than could be obtained in a transaction with an unrelated third party and that the management services arrangement with ITR is at least as profitable to the Company as if the Company were to provide services to ITR's client directly. Receivables from affiliates (including a receivable from ITR related to these management services) amounted to $16,000, $23,000 and $104,000 as of July 31, 1998, 1997
and 1996, respectively. Effective August 1, 1997 the management service agreement with ITR has been renegotiated to reflect a reduction in the management fee.

  In fiscal 1998, Christopher W. Lancashire, a member of the Company's Board of Directors, who is also the President of Computec International Strategic Resources, Inc. ("Computec"), one of the Company's operating subsidiaries, acquired a 33% ownership interest in Message & Ques Tech., Inc. ("MQTECH"), a software development company, which interest was subsequently increased to 80%. The Company is providing technical consultants to MQTECH through its Computec subsidiary. Revenue from MQTECH totaled approximately $1.3 million for fiscal 1998 and accounts receivable as of July 31, 1998 totaled approximately $629,000. Mr. Lancashire and his spouse have provided a personal guarantee for payment of all present and future accounts receivable owed to the Company by MQTECH.

  In connection with the acquisition of Computec by the Company, Mr. Lancashire entered into an employment agreement effective as of April 29, 1997 with Computec which ends December 31, 1998 pursuant to which Mr. Lancashire is entitled to receive an annual base salary of $140,000. The Company may terminate Mr. Lancashire's employment with or without cause. In the event his employment is terminated without cause, he is entitled to receive his base salary and certain benefits until December 31, 1999 and is entitled to have released to him any remaining shares of the 286,965 shares of Common Stock of the Company held in escrow collateralizing certain indemnification obligations pursuant to the terms of the Computec acquisition agreements. The acquisition agreements also provide that the Company shall grant options covering up to 155,000 shares (and up to 205,000 shares previously granted if any of such previously granted shares are forfeited) of Common Stock under the 1994 Plan to certain employees of Computec, including Mr. Lancashire and his spouse, to be designated by Mr. Lancashire on or prior to January 1, 1999 at an exercise price equal to the then current fair market value of the Common Stock at the date of grant pursuant to the terms of such acquisition agreements. The Company is obligated to make earnout payments contingent upon Computec's earnings before interest and taxes through December 31, 1998 (the "Computec Earnout"). The maximum amount that Mr. Lancashire or his spouse may receive in connection with the Computec Earnout, either individually or beneficially, is an aggregate of approximately $36.5 million which is payable in a combination of 60% in cash and 40% in shares of restricted Common Stock. The first installment of the Computec Earnout payment, consisting of $390,000 in cash and 14,970 of restricted Common Stock, valued at approximately $241,000, was paid in October 1997. The second installment of the Computec Earnout payment, consisting of $2.3 million in cash and 51,854 shares of restricted Common Stock, valued at approximately $1.2 million, was paid in June 1998. The third installment of the Computec Earnout payment, consisting of $3.4 million in cash and 73,078 shares of restricted Common Stock valued at approximately $1.8 million, was paid in September 1998 and was accrued as of July 31, 1998 upon resolution of the earnout contingency. The fourth and final installment of the Computec Earnout is due in March 1999. In addition, Mr. Lancashire and his spouse were granted registration rights with respect to all shares of the Common Stock received in connection with the acquisition of Computec and any additional of Common Stock which may be issued to the Lancashires' in connection with the Computec Earnout.

  In connection with the consummation of the acquisition of SPC by the Company, Thomas G. Carlisle, a nominee Director of the Company and his brother, a director and executive officer of SPC, Richard K. Carlisle, will each receive $100,000 to agree that for a period of three years from the date of execution of the noncompetition agreement or two years after the date of termination of his employment with the acquiring company, whichever is the last to occur, he will not, without the prior written consent of the Company, directly or indirectly, in the United States, be connected in any manner with any business which competes with the business of the acquiring company. They will also each receive, effective upon consummation of the merger, an employment agreement with a term of one to three years which provides for a base salary of $125,000 plus the right to receive a bonus of up to 40% of that base salary if certain earnings thresholds for the business of SPC are achieved. In the event that the employment of either of them is terminated without cause, he is entitled to receive 90 days' advance written notice and payment of his base salary and certain health and life insurance benefits until the earlier to occur of: (i) six months after termination, (ii) the expiration of the employment agreement or (iii) the full-time employment of the person with another company. The Merger Agreement also provides that the Company shall grant options to purchase up to 250,000 shares of Common Stock under the 1994 Plan to certain employees of SPC as of the effective date of the merger at an exercise price equal to the then current fair market value of the Common Stock. Any number of these options may, but not necessarily be, allocated to the officers of SPC, including Thomas G. Carlisle and Richard K. Carlisle. The Merger Agreement also provides that the Company will add Thomas
G. Carlisle as a Director after consummation of the merger and nominate him as a Director at the 1998 Annual Meeting. In the merger, Mr. Carlisle will receive approximately 1,088,426 shares of Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Mr. Carlisle's brother, Richard K. Carlisle, a director and officer of SPC prior to the merger, and an employee of SPC after the merger, will own approximately 1,088,342 shares of Common Stock of the Company after the merger assuming a 6.04 exchange ratio. Such number includes a fully vested option to purchase approximately 351,945 shares of Common Stock, 75,808 shares of Common Stock held of record by SPC Stock Bonus Plan for the benefit of Richard Carlisle and 110,085 shares of Common Stock held of record by RKC Investments Limited Partnership in which Richard Carlisle is a general partner and may be deemed to be a beneficial owner of the shares held by such entity.

  The Company has been advised that: (i) the Equitable Companies Incorporated ("Equitable"), as part of a group, is the beneficial owner of more than 5% of the Company's Common Stock, which shares of Common Stock are held by Alliance Capital Management L.P., a subsidiary of Equitable; and (ii) Equitable has a controlling interest in Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm that has rendered investment banking services to the Company from time to time and has received approximately $1,100,000 from the Company in fees, discounts and commissions during fiscal 1998.

                PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
               DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS

  The Audit Committee of the Board has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for fiscal 1999. Deloitte & Touche LLP served as the Company's independent public accountants for fiscal 1998. A member of that firm is expected to be present at the 1998 Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the shareholders do not ratify the selection of Deloitte & Touche LLP, if it should decline to act or otherwise become incapable of acting, or if its employment is discontinued, the Audit Committee will appoint independent public accountants for fiscal 1999. Proxies solicited by the Board will be voted in favor of ratification unless shareholders specify otherwise.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR 1999.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the Commission. Insiders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1998, except with respect to the filing of a late Form 3 to report the addition of James Adams as a Section 16 officer and to report an option grant to him, the filing of a late Form 4 to report the exercise of certain stock options and the subsequent sale of the underlying shares by David Connell, the failure to file Forms 4 to report the acquisition of shares by Christopher Lancashire in connection with the Computec Earnout, and the filing of a late Form 5 to report certain option grants to each of David Connell, Richard Earley and Michael Piraino.

                                OTHER BUSINESS

  The Company is not aware of any other business to be presented at the 1998 Annual Meeting and no proposals from shareholders have been received by the Company. All shares represented by Company proxies will be voted in favor of the proposals of the Company described herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Company proxy holders will vote thereon according to their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder who wishes to present a proposal for action at the 1999 Annual Meeting and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management in accordance with Rule 14a-8 under the Exchange Act of 1934, as amended (the "Exchange Act") must notify the Company no later than August 17, 1999 in such form as required under the rules and regulations promulgated by the Commission. A shareholder proposal that is not submitted by the August 17, 1999 deadline required by Rule 14a-8 is not required to be included in the Company's form of proxy for its 1999 Annual Meeting. However, even if a shareholder proposal is not included in the form of proxy for the Annual Meeting, the proposal may be brought as business at the 1999 Annual Meeting if a shareholder gives the Company appropriate notice in accordance with the requirements under the Exchange Act on or prior to October 31, 1999. In such a case, the Company's representatives may vote the proxies they hold on such matters in their discretion only if (i) the Company includes, in its proxy statement, advice on the nature of the matter and how the Company's management intends to exercise its discretion to vote on such matter and (ii) the shareholder submitting the proposal does not give notice to the Company by October 31, 1999 of its intent to make, and then conduct, its own proxy solicitation under Rule 14a-6 with regard to at least the percentage of shareholders required under applicable law to approve the proposal. With respect to any shareholder proposal submitted after October 31, 1999, the Company's representatives may vote all proxies held by them in their sole discretion on such matter.

                                ANNUAL REPORTS

  A COPY OF THE 1998 ANNUAL REPORT TO SHAREHOLDERS IS BEING MAILED TO EACH SHAREHOLDER OF RECORD TOGETHER WITH THIS PROXY STATEMENT. THE COMPANY HAS ALSO FILED WITH THE COMMISSION ITS ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED JULY 31, 1998. THIS REPORT CONTAINS INFORMATION CONCERNING THE COMPANY AND ITS OPERATIONS. A COPY OF THIS REPORT WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO MICHAEL A. PIRAINO AT 4400 MACARTHUR BOULEVARD, SUITE 600, NEWPORT BEACH, CALIFORNIA 92660. SUCH REPORTS ARE NOT A PART OF THE COMPANY'S SOLICITING MATERIAL.

                           PROXIES AND SOLICITATION

  Proxies for the 1998 Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by Directors, officers and regular employees of the Company personally or by telephone. The Company will reimburse banks, brokers custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

  All shareholders are urged to complete, sign and promptly return the enclosed proxy card.

                                          By Order of the Board of Directors

                                          MICHAEL A. PIRAINO
                                          Secretary

Newport Beach, California
December 15, 1998

                                                                         ANNEX A
                                 FORM OF PROXY
PROXY
                     DATA PROCESSING RESOURCES CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints Mary Ellen Weaver and David M. Connell, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Data Processing Resources Corporation (the "Company") held of record by the undersigned as of December 11, 1998, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, beginning at 10:00 a.m., Pacific Time, on Wednesday, January 20, 1999, and at any adjournments thereof, upon the following matters:

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

  1. ELECTION OF DIRECTORS

  [_] FOR all nominees listed below [_] WITHHOLD AUTHORITY
    (except as noted below)             to vote for all nominees listed below

  (Instructions: To withhold authority to vote for any nominee, line through or otherwise strike out the nominee's name below)

          Mary Ellen Weaver   J. Christopher Lewis   Patrick C. Haden

                     David M. Connell  Thomas G. Carlisle

  2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JULY 31, 1999.

                    [_] FOR     [_] AGAINST     [_] ABSTAIN

                 (Continued and to be signed on the other side)



                         (Continued from reverse side)

  3. OTHER MATTERS

  In their discretion, Mary Ellen Weaver and David M. Connell are authorized to vote upon such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.


                                    Dated ______________________________ , 199

                                    -------------------------------------------
                                                    (Signature)

                                    -------------------------------------------
                                                    (Signature)

                                      Please sign exactly as your name appears
                                    hereon. Joint owners should each sign.
                                    When signing as attorney, executor,
                                    administrator, trustee, guardian or
                                    corporate officer, please give full title as such. The signer hereby revokes all proxies heretofore given by the signor to vote at said meeting or any adjournments thereof.